EXHIBIT 10
EXECUTIVE RETENTION AND SEPARATION AGREEMENT
This Executive Retention and Separation Agreement (the "Agreement") is entered into as of November 24, 2015 by and between Emergent BioSolutions Inc., (the "Company"), and Barry Labinger (the "Executive" and together with the Company, the "Parties").
WHEREAS, the Executive has been employed as the Company's Executive Vice President and President of the Company's Biosciences Division since August 2013;
WHEREAS, on August 6, 2015, the Company announced that its Board of Directors has authorized management to pursue a tax-free spin-off of the Company's Biosciences Division into a separate, stand-alone publicly traded company ("Spinco");
WHEREAS, the Parties have mutually agreed that the Executive will step down as the Executive Vice President of the Company and President of the Biosciences Division of the Company in connection with the spin-off of the Company's Biosciences Division; and
WHEREAS, in the interests of an amicable departure and in recognition of the Executive's substantial services and contributions to the Company, the Company has agreed to provide the Executive with the retention and severance benefits provided herein.
NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.
Employment During the Retention Period.  The Company will continue to employ the  Executive through the earlier of June 30, 2016 and the Spin-off Effective Date (as defined below) (the "Retention Date"), or such earlier date as the Executive may elect, at which date the Executive's employment with the Company shall terminate (as applicable, the "Separation Date").  The period between the date on which the Parties execute this Agreement and the Separation Date shall be referred to herein as the "Retention Period."  During the Retention Period, the Executive will continue to serve as the Executive Vice President of the Company and President of the Company's Biosciences Division, and the Executive shall use his best efforts to continue to perform his regular job duties and perform such duties in connection with the spin-off of the Biosciences Division as may be reasonably requested by the Company.  During the Retention Period, the Executive will continue to receive his base salary, less all applicable taxes and withholdings, as well as customary benefits.  As of the Separation Date, all salary payments from the Company will cease and any benefits the Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise provided in this Agreement.  For purposes of this Agreement, the term "Spin-off Effective Date" shall mean the distribution date for the spin-off of the Company's Biosciences Division, as determined by the Company and set forth in a public disclosure by the Company prior to such date.

2.
Severance Benefits.  Provided that the Executive (a) executes this Agreement by December 16, 2015 and does not timely revoke his acceptance of this Agreement; (b) remains employed with the Company through the Retention Period; (c) executes the Additional Release attached hereto as Attachment A on the Executive's last date of employment (but not earlier than December 16, 2015) and does not timely revoke the Additional Release; and (d) complies with the terms and conditions herein, the Company will provide him with the following retention and severance benefits set forth in the following subsections (the "Benefits"):

a.
Severance Benefit. The Company will pay to the Executive up to $838,461.00, less applicable taxes and withholdings (the "Severance Benefit"), subject to the vesting schedule set forth in Section 2(a)(i)-(iv) hereof.  The portion of the Severance Benefit that vests pursuant to Section 2(a)(i)-(iv) hereof will be paid in equal monthly installments in the amount of $55,897.40 (i.e. 1/15 of $838,461.00) over the Benefit Period determined under Section 2(a)(i)-(iv) hereof; provided that any monthly installments that would otherwise be paid to Executive between the Separation Date and the six-month anniversary of the Separation Date will be paid in a lump sum on the first payroll date of the seventh (7th) month following the Separation Date and the remaining installments, if any, will be paid monthly thereafter in accordance with the Company's regular payroll practices for the remainder of the Benefit Period, if any; and provided, further, that the Severance Benefit will be subject to the timing requirements set forth in Attachment B.   The Severance Benefit will vest ratably over a period of four (4) months.  The Severance Benefit paid to the Executive will be calculated based on the amount vested as of the Executive's last day of employment as follows:

i.	Termination of employment on or after November 1, 2015 and prior to December 1, 2015: 25% of the Severance Benefit will be vested and the Benefit Period will be 3.75 months.
ii.	Termination of employment on or after December 1, 2015 and prior to January 1, 2016: 50% of the Severance Benefit will be vested and the Benefit Period will be 7.5 months.
iii.	Termination of employment on or after January 1, 2016 and prior to February 1, 2016: 75% of the Severance Benefit will be vested and the Benefit Period will be 11.25 months.
iv.	Termination of employment on or after February 1, 2016: 100% of the Severance Benefit will be vested and the Benefit Period will be 15 months.
b.
Payment in Lieu of 401(K) Match.  Upon the conclusion of the Retention Period, the Company will pay the Executive an amount equal to the aggregate amount that the Company contributed to the Executive's 401(K) plan for the fifteen month period preceding Separation Date, less applicable taxes and withholdings (the "401(k) Match Payment").  Such payment will be paid in equal monthly installments over the fifteen-month period following the Separation Date; provided that any monthly installments of the 401(k) Match Payment that would otherwise be paid to Executive between the Separation Date and the six-month anniversary of the Separation Date will be paid in a lump sum on the first payroll date of the seventh (7th) month following the Separation Date and the remaining installments will be paid monthly thereafter in accordance with the Company's regular payroll practices for the remainder of the fifteen-month period; and provided, further, that the 401(k) Match Payment will be subject to the timing requirements set forth in Attachment B.

c.
Group Health Benefits.  Should the Executive elect and be eligible to continue receiving group medical insurance pursuant to the "COBRA" law, the Company will, for the shorter of (a) the Benefit Period following the Executive's Separation Date determined in accordance with Section 2(a)(i)-(iv) hereof and (b) until the Executive becomes eligible for group health benefits from a subsequent employer, continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  The continuing health benefit coverage provided by the Company shall be applicable to the Executive, as well as all eligible dependents of Executive who were receiving health benefit coverage from the Company as of the Separation Date.  The remaining balance of any premium costs shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.

d.	Bonus and Paid-Time-Off Payments. The Company will pay the Executive:
i.
                any bonus earned but unpaid as of the Executive's date of termination from employment for any completed year (the "Prior Year Bonus").  The Prior Year Bonus, if any, will be paid to the Executive within 30 days of the Separation Date, but only if the Additional Release has been executed and becomes effective by such date; if the effective date of the Additional Release is after the date that the Prior Year Bonus, if any, would have otherwise been paid, such payment shall be made as soon as soon as administratively practicable after the Additional Release becomes effective, but in no event later than 30 days after the effective date of the Additional Release;

ii.
all paid-time-off accrued as of the Separation Date (the "Accrued Time- Off Payment"),  The Accrued Time-Off Payment will be paid to the Executive within 30 days of the Separation Date, but only if the Additional Release has been executed and becomes effective by such date; if the effective date of the Additional Release is after the date that the Accrued Time-Off Payment would have otherwise been paid, such payment shall be made as soon as soon as administratively practicable after the Additional Release becomes effective, but in no event later than 30 days after the effective date of the Additional Release; and

iii.
a pro-rata target annual bonus with respect to the year of the Executive's termination from employment (the "Pro-Rata Bonus Payment").  The Pro-Rata Bonus Payment shall be calculated as the target annual bonus for the year in which the Separation Date occurs multiplied by a fraction the numerator of which is the number of days worked in the calendar year through the Separation Date and the denominator of which is 365.  The Pro-Rata Bonus Payment shall be paid within 30 days of the Separation Date, but only if the Additional Release has been executed and becomes effective; if the effective date of the Additional Release is after the date that the Pro-Rata Bonus Payment would have otherwise been paid, such payment shall be made as soon as administratively practicable after such date, but in no event later than 30 days after the effective date of the Additional Release; provided, however, that if the Separation Date occurs in 2015, in no event shall the Pro-Rata Bonus Payment be paid earlier than January 1, 2016 or later than March 15, 2016.

e.
Cause.  In the event that the Executive's employment is terminated for Cause at any time, the Executive will not be eligible to receive any of the Benefits set forth in Section 2(a)-(d) above; provided, however, that the Company will in all circumstances pay the Executive for his final wages and any unused vacation time accrued through the Separation Date.  For purposes of this Agreement, the term "Cause" shall mean any of the following that results, as determined by the Company's Board of Directors, in demonstrable harm to the Company's financial condition or business reputation: (1) the Executive's conviction of or plea of guilty or no contest to any felony or crime of moral turpitude; (2) the Executive's dishonesty or disloyalty in performance of duties; (3) conduct by the Executive that jeopardizes the Company's right or ability to operate its business; (4) violation by the Executive of any of the Company's policies or procedures (including without limitation employee workplace policies, anti-bribery policies, insider trading policy, communications policy, etc.), if uncured within two weeks of written notice by the Company; or (5) the Executive's willful malfeasance, misconduct, or gross neglect of duty.

3.	Continuing Obligations. As a condition to payment of any of the Severance Benefits set forth in Section 2 of this Agreement, the Executive:
a.
acknowledges and reaffirms his obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company or Spinco that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company's or Spinco's business affairs, business prospects, and financial condition;

b.
shall not, during the Executive's employment with the Company and for a period of one (1) year thereafter, directly or indirectly, either alone or in association with others, (A) induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage, any employee to leave the employ of the Company, Spinco or any of their affiliates, or accept employment with any other person or entity, (B) induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage any person who at the time of such inducement, counseling, advice, solicitation or encouragement had left the employ of the Company, Spinco, or any of their affiliates, within the previous six (6) months to accept employment with any person or entity besides the Company, Spinco, or any of their affiliates, or hire or engage such person as an independent contractor, and (C) solicit, interfere with, or endeavor to cause any customer, client, or business partner of the Company, Spinco, or any of their affiliates, to cease or reduce its relationship with the Company, Spinco, or any of their affiliates, or induce or attempt to induce any such customer, client, or business partner to breach any agreement that such customer, client, or business partner may have with the Company, Spinco, or any of their affiliates;

c.
shall not, during the Executive's employment with the Company and for a period of 90 days thereafter, engage in negotiations aiming to establish a licensing or collaboration agreement to develop and commercialize an asset which is competitive with Spinco development programs using the Company's ADAPTIR platform.   Company further states that it has discussed with Executive the possibility that Executive may accept certain positions with other businesses that are engaged in cancer drug development utilizing an immune-based mechanism of action, and Company, hereby, states that it has no objection and will not view Executive as violating this sub-section if Executive accepts such employment. With respect to this sub-section, it is further understood and agreed that a business is not competing with the business of the Company, Spinco, or any affiliate if (A) the Executive's duties with respect to such business relate primarily to discrete business units which do not compete with the business of the Company or Spinco; or (B) the competitive activity is limited to geographical markets or products in which the Company or Spinco are not engaged (whether by manufacture, distribution, sale, or development for manufacture, distribution, or sale) during the two (2) years immediately preceding the termination of the Executive's employment with the Company; and

d.
shall, upon reasonable notice and at the Company's expense, cooperate fully with any reasonable request that may be made by the Company (giving due consideration for the Executive's obligations with respect to any new employment or business activity) in connection with any investigation, litigation, or other similar activity to which the Company, Spinco, or any applicable affiliate is or may be a party or otherwise involved and for which Participant may have relevant information.

4.
Release.  In consideration of the Executive's eligibility for the Benefits set forth in Section 2 hereof, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, Spinco, their respective affiliates, subsidiaries, parent companies, predecessors, successors and assigns, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties, including, but not limited to, those claims arising out of the Executive's employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Executive Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the Maryland Fair Employment Practices Act, Md. Code Art. 49B-1, et seq., the Maryland Discrimination on the Basis of Medical Information Law, Md. Code Ann., Lab. & Empl. § 5‑604, Md. Code Ann., Lab. & Empl. § 3-301 et seq. (Maryland equal pay law), Md. Code Ann., Lab. & Empl. § 3-801 et seq. (Maryland family and medical leave law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of the Executive's employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding and further waives any rights or claims to any payment, benefit, attorneys' fees or other remedial relief in connection with any such claim, charge or proceeding).  Nothing in the above release affects any rights the Executive may have (a) under this Agreement for any claims the Executive may have as a result of a breach by the Company of its obligations under this Agreement; and (b) for indemnification under state or other law or the charter, articles, or by-laws of the Company, under any insurance policy providing directors' and officers' coverage, or under any indemnification agreement between the Executive and the Company, which remains in full force and effect; provided, however, that (i) this Agreement does not create any additional indemnification rights for the Executive, and (ii) the Company retains any defenses it may have to such indemnification or coverage

5.
Non-Disparagement.  The Executive understands and agrees that, to the extent permitted by law, he shall not make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former officer, employee, board member, consultant, client or customer of the Company regarding the Company or any of the other Released Parties, or regarding the Company's business affairs, business prospects, or financial condition.

6.
Equity.  The Parties hereby confirm that the Executive is the holder of certain equity awards granted under the Company's Third Amended and Restated 2006 Stock Incentive Plan (the "Plan") with respect to Company common stock (the "Equity Awards").  Provided that such Equity Awards continue to remain outstanding as of the Spin-off Effective Date, and provided that the Executive has been in continuous service to the Company, either as a consultant pursuant to Section 7 below or as an employee through the Spin-off Effective Date, the Company will take such action as is necessary to convert the Equity Awards into equity awards with respect to Spinco common stock, preserving the terms of all such Equity Awards, provided that the number of shares of common stock issuable pursuant thereto and, if applicable, the exercise price, will be adjusted to preserve the economic value of such Equity Awards as of immediately prior to the effectiveness of the spin-off, and, provided, further, that such Equity Awards will continue to vest on the same vesting schedule as in effect as of immediately prior to the effectiveness of the spin-off, except that the vesting and, if applicable, exercisability, of such Equity Awards will be subject to the continued service of the Executive with Spinco as of immediately after the effectiveness of the spin-off.  For the avoidance of doubt, Executive shall not be entitled to any further grant of Equity Awards in connection with the Company's March 2016 Equity Award grants.

7.
Consulting Engagement / Spinco Board Member.  The parties hereby confirm that they contemplate, in connection with the separation of the Executive's employment, either (i) entering into a Consulting Agreement pursuant to which Executive will advise the Company on business matters in connection with the planned spin-off of the Biosciences Division, (ii) Executive entering into a Consulting Agreement with Spinco to be effective on the Spinoff Effective Date, and/ or (iii) Executive serving as a member of the Spinco Board of Directors effective upon the Spinoff Effective Date, in any such case with the Executive remaining in continuous service with the Company or Spinco from the date hereof through the Spinoff Effective Date (unless Executive's service is earlier terminated for Cause pursuant to Section 2(e) hereof).  The rate of compensation, duration of service and other terms and conditions of any such consulting or other engagement will be set forth in the applicable Consulting Agreement or other agreement, provided that the Parties intend that the duration of any such consulting or other service relationship shall extend through March 31, 2018, unless earlier terminated by the Company or Spinco for Cause, as a result of a breach by the Executive of his Continuing Obligations under Section 3 hereof, as a result of the Executive's voluntary resignation or termination of service, the nonelection of the Executive to the Spinco Board of Directors by the Spinco stockholders (if applicable), or otherwise as agreed by the Parties.

8.
Confidentiality.  The Parties agree that, to the extent permitted by law, the contents of any negotiations and discussions resulting in this Agreement (the "Terms"), shall be maintained as confidential and shall not be disclosed to any third party; provided, however, that (a) the Parties may disclose the Terms as may be necessary and appropriate to their respective attorneys, tax advisors, insurers, financial advisors, and accountants, provided that each Party must, prior to disclosure, inform any such parties of, and obtain their agreement to be bound by, this confidentiality provision; and (b) the Company may disclose the Terms to the extent required by its business needs or otherwise as required by law, regulation or the New York Stock Exchange listing rules.

9.
Communication Acknowledgment.  For the avoidance of doubt, nothing in this Agreement or the Additional Release shall prohibit the Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation.  Nothing in this Agreement or the Additional Release, however, authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule.

10.
Amendment; Successors.  This Agreement and the Additional Release shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto.  This Agreement and the Additional Release are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators, including any corporation with which or into which the Company may be merged or which may succeed to its asserts or business.

11.
Waiver of Rights.  No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by either Party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.
Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

13.
Acknowledgements.  The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and the Additional Release, and that the Company is hereby advising the Executive to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release.  The Executive understands that he may revoke this Agreement and the Additional Release for a period of seven (7) days after he signs each respective agreement, and that neither agreement shall be effective or enforceable until the expiration of each respective seven (7) day revocation period.  The Executive understands and agrees that by entering into this Agreement and the Additional Release he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that the Executive has received consideration beyond that to which he was previously entitled.  The Executive further understands and agrees that he will not be entitled to receive the Benefits if he fails to execute or revokes the Additional Release.

14.
Voluntary Assent.  The Executive affirms that no other promises or agreements of any kind have been made to or with the Executive by any person or entity whatsoever to cause him to sign this Agreement or the Additional Release, and that he fully understands the meaning and intent of this Agreement and the Additional Release.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement its attachments with an attorney.  The Executive further states and represents that he has carefully read this Agreement, including its attachments, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

15.
Applicable Law.  This Agreement shall be governed by the laws of the State of Maryland without regard to conflict of laws provisions.  The Parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of Maryland, or if appropriate, a federal court located in the State of Maryland (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

16.
Section 409A Compliance.   It is the Parties' intent that all payments pursuant to this Agreement be exempt from, or compliant with, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").  All payments pursuant to this Agreement shall be subject to Attachment B.

17.
Tax Acknowledgement.  In connection with the payments and consideration provided to the Executive pursuant to this Agreement, the Company will withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law.  The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Benefits set forth in Paragraph 2 of this Agreement or otherwise.

18.
Entire Agreement.  This Agreement, including its attachments, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the Executive's severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Company's Second Amended and Restated Senior Management Severance Plan.  The Executive hereby acknowledges that the payments, benefits, and rights set forth in this Agreement are the exclusive payments, benefits, and rights due to the Executive in connection with his separation from employment with the Company.

19.
Nature of Agreement.  The Executive understands and agrees that this Agreement, together with the Additional Release, is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

20.	Recital Paragraphs. The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.
21.
Execution.  This Agreement may be executed by facsimile or electronic mail and in two (2) or more signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have freely and voluntarily entered into this Agreement effective as of the date set forth below.

EMERGENT BIOSOLUTIONS INC.

Date:      November 24, 2015                                                                                    By:     /s/ Daniel J. Abdun-Nabi
                                     Name: Daniel J. Abdun-Nabi
                        Title: President and Chief Executive Officer

                                                                                                  BARRY LABINGER
Date:     November 24, 2015                                                                                                /s/ Barry  Labinger

ATTACHMENT A
ADDITIONAL RELEASE
1.
Release.  In consideration of the Severance Benefits set forth in the Agreement to which this Additional Release of Claims (the "Additional Release") is attached, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties, including, but not limited to, those claims arising out of the Executive's employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Executive Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the Maryland Fair Employment Practices Act, Md. Code Art. 49B-1, et seq., the Maryland Discrimination on the Basis of Medical Information Law, Md. Code Ann., Lab. & Empl. § 5‑604, Md. Code Ann., Lab. & Empl. § 3-301 et seq. (Maryland equal pay law), Md. Code Ann., Lab. & Empl. § 3-801 et seq. (Maryland family and medical leave law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of the Executive's employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding and further waives any rights or claims to any payment, benefit, attorneys' fees or other remedial relief in connection with any such claim, charge or proceeding).  Nothing in the above release affects any rights the Executive may have for indemnification under state or other law or the charter, articles, or by-laws of the Company or under any insurance policy providing directors' and officers' coverage, which remains in full force and effect; provided, however, that (i) this Agreement does not create any additional indemnification rights for the Executive, and (ii) the Company retains any defenses it may have to such indemnification or coverage.

2.
Return of Company Property.  The Executive confirms that he has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, and storage devices), Company identification, and any other Company property that is in the Executive's possession or control and has left intact all electronic Company documents, including but not limited to those which the Executive developed or helped to develop during his employment. The Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone, wireless data, and computer accounts.

3.
Business Expenses and Final Compensation.  The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  The Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation is owed to him except as provided in the Agreement.

4.
Acknowledgments. The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Additional Release.  The Executive understands that he may revoke this Additional Release for a period of seven (7) days after he signs it, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  The Executive understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

5.
Voluntary Assent.  The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney.  The Executive further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

The Executive hereby provides this Additional Release as of the current date and acknowledges that the execution of this Additional Release is in further consideration of the Benefits, to which he acknowledges he would not be entitled if he did not sign this Additional Release.  The Executive intends that this Additional Release will become a binding agreement between him and the Company if he does not revoke his acceptance in seven (7) days.

                BARRY LABINGER

Date: ___________________                                                                                          _____________________________

To be signed and returned on the Separation Date (or, if the Separation Date occurs prior to December 16, 2015, by December 16, 2015).

ATTACHMENT B

PAYMENTS SUBJECT TO SECTION 409A

1.            The following rules shall apply with respect to distribution of the payments, if any, to be provided to the Executive under the Agreement, as applicable:

(a)            It is intended that each installment of the payments under the Agreement provided under shall be treated as a separate "payment" for purposes of Section 409A.  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)            If, as of the date of the Executive's "separation from service" from the Company, the Executive is not a "specified employee" (within the meaning of Section 409A), then each installment of the payments shall be made on the dates and terms set forth in the Agreement.

(c)            If, as of the date of the Executive's "separation from service" from the Company, the Executive is a "specified employee" (within the meaning of Section 409A), then:

(i)            Each payment due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)            Each payment due under the Agreement that is not described in this Attachment B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive's "separation from service" from the Company and on account of the Executive's "separation from service" shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive's death), with any such payments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive's separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any payment if and to the maximum extent that that such payment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any payment that qualifies for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive's second taxable year following the taxable year in which the separation from service occurs.

2.            Subject to this Attachment, any payments that may be due under the Agreement on account of termination of employment shall begin only upon the date of the Executive's "separation from service" (determined as set forth below) which occurs on or after the termination of the Executive's employment.  The determination of whether and when the Executive's separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Attachment, Section 2, "Company" shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.            The Company and the Executive shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for additional taxes, interest, and penalties imposed by Section 409A or similar provisions of state or local law (the "Section 409A Tax") with respect to the payments due to the Executive.